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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 18, 2004

CORPORATE REALTY INCOME FUND I, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

475 Fifth Avenue, New York, New York		10017

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

          Item 2.01.     Completion of Acquisition or Disposition of Assets.

          On October 18, 2004, Registrant sold the land, building and other improvements, leases, rents, security deposits, and other rights and property known as the Directory Building situated in Las Colinas, Texas to FSP 5601 Executive Drive Limited Partnership (“Purchaser”).  There is no material relationship, other than in respect of the sale of the Directory Building, between Purchaser and Registrant or any of Registrant’s affiliates, general partners, officers or directors of such general partners, or any associate of such general partners, officers, or directors.

          Registrant owned fee title to the Directory Building and its 6.67 acres of underlying land, subject to the lien of a first mortgage line-of-credit loan (the “Fleet Loan”) from Fleet National Bank (“Fleet”).  The Directory Building was built in 1982 and contains approximately 152,100 net rentable square feet.

          The building is 100% leased to Verizon Directories Corp. (“Verizon”).  Verizon had the right to buy out the lease (“Verizon Early Termination Right”) after December 31, 2005 upon payment to Registrant of a penalty equal to the unamortized portion (approximately $960,000) of tenant improvements, leasing commissions, and rent concessions funded by Registrant in connection with the most recent extension of the lease.

          The sale price paid by Purchaser for the Directory Building was $16,100,000 (the “Purchase Price”).  The Purchase Price was paid in immediately available U.S. funds at the closing of the purchase and sale (the “Closing”).  In connection with the sale of the Directory Building, Verizon waived the Verizon Early Termination Right upon payment by Registrant of a rent refund in the approximate amount of $247,000.  By obtaining Verizon’s waiver, Registrant received the entire Purchase Price, net of closing adjustments and expenses, at the Closing; without this waiver, $2,500,000 of the Purchase Price would have been withheld pending Verizon’s determination as to whether it would exercise the Verizon Early Termination Right.

          At the Closing, Purchaser released Registrant from and waived all claims and liability which Purchaser may have against Registrant for any structural, physical and environmental condition of the Directory Building including, without limitation, the presence, discovery, or removal of any hazardous materials in, at, about, or under the Directory Building.

          Registrant paid sales commissions to third parties aggregating $241,500 in connection with the sale of the Directory Building to Purchaser.  Registrant also paid or incurred operating adjustments, escrow fees, and title charges aggregating approximately $226,000 in connection with the sale of the Directory Building.  At Closing, Registrant also paid outstanding leasing commissions payable under the Verizon lease of approximately $244,000 and other outstanding accounts payable attributable to this property in the approximate amount of $63,000.  Registrant also paid to the title company an aggregate of approximately $449,000 with respect to real estate taxes, of which approximately $101,000 is expected to be returned to Registrant.

          At Closing, Registrant paid down the Fleet Loan by $13,000,000 so that, after all costs, expenses, and payments, Registrant received net proceeds aggregating approximately $1,731,000 from the sale of the Directory Building.  Registrant intends to use such proceeds to augment working capital.

          Registrant acquired the Directory Building in October 1986 for a purchase price of approximately $24,580,000, inclusive of acquisition fees.  At December 31, 2003, the Directory Building had a book value of approximately $17,437,000, net of accumulated depreciation.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

2.        Purchase and Sale Agreement dated as of September 7, 2004 between Registrant and FSP 5601 Executive Drive Limited Partnership, incorporated by reference to Exhibit 2 to Registrant’s Current Report on Form 8-K dated September 8, 2004.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME FUND I, L.P.

By:	1345 Realty Corporation, Corporate General Partner

By:	/s/ ROBERT F. GOSSETT, JR.

Name:	Robert F. Gossett, Jr.
Title:	President

Dated:  October 21, 2004

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